PLUM CREEK TIMBER COMPANY, L.P.

                  ADJOURNS SPECIAL MEETING OF UNITHOLDERS


      SEATTLE, WASHINGTON -- March 24, 1999 -- Plum Creek Timber Company, L.P. (NYSE:PCL) announced that the Special Meeting of Unitholders that was previously adjourned until today, was convened and then adjourned again until Monday, March 29, 1999. The meeting will reconvene at 2:00 p.m. PST at the Holiday Inn Crowne Plaza, 1113 Sixth Avenue, Seattle, Washington.

      The purpose of the Special Meeting is to obtain Unitholder approval of the proposal to convert Plum Creek's structure from a publicly traded Master Limited Partnership (MLP) to a publicly traded Real Estate Investment Trust (REIT).

      The meeting was adjourned and the vote on the conversion transaction delayed to allow time to prepare additional disclosure, consistent with the previously announced decision issued by the Delaware Court of Chancery on March 18, 1999. The decision preliminarily enjoined the Unitholder vote on the proposed conversion pending disclosure of additional information related to the conversion.

      The reconvened Special Meeting is expected to be adjourned again to a subsequent date to allow sufficient time for mailing to, and consideration by, Unitholders of additional information consistent with the court's opinion. Plum Creek said that additional information related to the conversion will be mailed to Unitholders as soon as practicable.

      Plum Creek continues to believe that the conversion is in the best interests of the Company and all of its Unitholders.

      Plum Creek is one of the largest private timberland owners in the nation with timberlands and mills located in the Pacific Northwest, Southern and Northeastern United States.